Exhibit 99.1

Investor Relations Contact:	Public Relations Contact:
Randi Paikoff Feigin Tel: 408-745-2371 randi@juniper.net	Kathy Durr Tel: 408-745-5058 kdurr@juniper.net

Juniper Networks, Inc. Calls for Redemption
of its 4.75% Convertible Subordinated Notes due March 15, 2007

SUNNYVALE, California — April 8, 2004 — Juniper Networks, Inc. (NASDAQ: JNPR) is calling today for redemption on May 12, 2004, of the remaining outstanding balance of its 4.75% Convertible Subordinated Notes due March 15, 2007 (the “Notes”) in the principal amount of $142,076,000. The CUSIP number for the Notes is 48203R AA 2. The Notes were originally issued on March 8, 2000, in the aggregate principal amount of $1,150,000,000.

Prior to 5:00 p.m., Eastern Time, on May 11, 2004, holders may convert their Notes called for redemption into shares of Juniper Networks common stock at a price of approximately $163.9559 per share, or 6.0992 shares of Juniper Networks common stock per $1,000 principal amount of the Notes. Cash will be paid in lieu of fractional shares. On April 7, 2004, the last reported sale price of Juniper Networks common stock on the NASDAQ National Market was $27.21 per share.

Alternatively, holders may have their Notes that have been called for redemption, redeemed on May 12, 2004. Upon redemption, holders will receive a total of approximately $1,027.7489 per $1,000 principal amount of the Notes (consisting of the redemption price of $1,020.36 per $1,000 principal amount of the Notes, plus accrued and unpaid interest thereon from March 15, 2004 up to but not including May 12, 2004, of approximately $7.3889 per $1,000 principal of the Notes). Any of the Notes called for redemption and not converted on or before 5:00 p.m., Eastern Time, on May 11, 2004, will be automatically redeemed on May 12, 2004, and no further interest will accrue.

The Notes are held in global form through the facilities of The Depositary Trust Company. Holders of the Notes should complete the appropriate instruction form for redemption or conversion, as applicable, pursuant to The Depositary Trust Company’s book-entry system and follow such other directions as instructed by The Depositary Trust Company.

A Notice of Redemption is being sent to all registered holders of the Notes. Copies of the Notice of Redemption may be obtained from Wells Fargo Bank Minnesota, N.A., the Conversion Agent and Paying Agent, by calling Michael Lechner at (612)316-4305. The address of Wells Fargo Bank Minnesota is: Corporate Trust Services, Sixth and Marquette, Minneapolis, Minnesota 55479.

Following the completion of the redemption on May 12, 2004, the 4.75% Convertible Subordinated Notes due March 15, 2007 will be completely retired.

About Juniper Networks

Juniper Networks transforms the business of networking by converting a commodity — bandwidth — into a dependable, secure, and highly valuable corporate asset. Founded in 1996 to meet the stringent demands of service providers, Juniper Networks is now relied upon by the world’s leading network operators, government agencies, research and education institutions, and information intensive enterprises as the foundation for uncompromising networks. Juniper Networks is headquartered in Sunnyvale, California. Additional information can be found at www.juniper.net.

Juniper Networks is registered in the U.S. Patent and Trademark Office and in other countries as a trademark of Juniper Networks, Inc. ERX, ESP, E-series, Internet Processor, J-Protect, JUNOS, JUNOScript, JUNOSe, M5, M7i, M10, M10i, M20, M40, M40e, M160, M320, M-series, NMC-RX, SDX, T320, T640, and T-series are trademarks of Juniper Networks, Inc. All other trademarks, service marks, registered trademarks, or registered service marks are the property of their respective owners.